Exhibit 10.7

SERVICES AGREEMENT

THIS AGREEMENT is made effective the 1st day of January, 2009
 (the “Agreement”), between Global Green Solutions Inc., a Nevada Corporation (“GGRN”) at 789 West Pender Street, Suite 1010, Vancouver, BC, Canada V6C 1H2 and; Arnold Hughes, (“Hughes”) of 3523 West King Edward Avenue, Vancouver, British Columbia, Canada, V6S 1M4, together, the Parties.

RECITALS

A.	GGRN is a public company engaged in the business of developing and implementing technology internationally for renewable energy projects;

B.	GGRN requires the services of a Chief Financial Officer;

C.	Hughes has been providing Chief Financial Officer services to GGRN on a continuous basis since March 15, 2006 and GGRN wishes to have Hughes continue to provide those services;

D.	The Parties agree that Hughes has the skills and expertise to serve as Chief Financial Officer for GGRN, as successfully demonstrated since March 15, 2006; and

E.	Hughes has agreed to continue to serve as Chief Financial Officer for GGRN as hereinafter provided.

AGREEMENT

NOW, THEREFORE, the Parties agree as follows:

1.           Services.  Hughes agrees to continue to provide the services of Chief Financial Officer of GGRN and report to the Chief Executive Officer of GGRN.  Hughes will perform such duties as are assigned to him by GGRN, including those regularly and customarily performed by a Chief Financial Officer including responsibility for all accounting, financial and related administrative activities regarding GGRN, its subsidiaries, and its joint venture companies (collectively, the “Duties”).  Hughes will comply with all rules, policies and procedures of GGRN as modified from time to time.  Hughes will perform all of his responsibilities in compliance with all applicable laws and will endeavor to ensure that the operations are in compliance with all applicable laws.

2.           Term of Engagement.  The term of engagement of Hughes will be for the three year period commencing the 1st day of January, 2009 and ending the 31st day of December, 2011 ("the Term"), unless sooner terminated in accordance with the terms and conditions of this Agreement.  If the term continues after the end of the Term, such term will continue on the terms and conditions set forth in this Agreement, but will be terminable by either party at any time with or without cause or advance notice, unless otherwise mutually agreed.

3.           Compensation .  For the duration of Hughes’s tenure hereunder, Hughes will be entitled to base compensation at a monthly rate of US $8,000.00, in arrears.

4.           Other Benefits.

  4.1           Certain Benefits.  Hughes will be eligible to participate in all corporate benefit programs established by GGRN that are applicable to management personnel such as medical, pension, disability and life insurance plans on a basis commensurate with Hughes’ position and in accordance with GGRN’s policies from time to time, but nothing herein shall require the adoption or maintenance of any such plan.

  4.2           Vacations, Holidays and Expenses.  For the duration of Hughes’ tenure hereunder, Hughes will be provided with such holidays, sick leave and vacation as GGRN makes available to its management level employees generally.  GGRN will reimburse Hughes in accordance with company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure.

5.	Termination or Discharge by GGRN.

                         5.1           For Cause.  GGRN will have the right to immediately terminate Hughes’ services and this Agreement for cause.  For the purposes of this Agreement, “Cause” includes:

(a)	fundamental breach of this Agreement by Hughes;

(b)	failure to perform assigned job responsibilities that continues unremedied for a period of sixty (60) days after written notice to Hughes by GGRN as to the standard required;

(c)	any intentional or grossly negligent disclosure of any Confidential Information by Hughes;

(d)
violation of any local, provincial or federal statute by Hughes, including, without limitation, an act of dishonesty such as embezzlement or theft, whether committed during the course of or in relation to Hughes’ services to GGRN or otherwise;

(e)
conduct by Hughes that, in the opinion of GGRN, is materially detrimental to the business or financial position of GGRN, including conduct that has the potential to injure the reputation of GGRN if Hughes is retained by GGRN; and

(f)	any and all omissions, commissions or other conduct which would constitute just cause under the laws of the province of British Columbia.

5.2           Without Cause.  GGRN may terminate Hughes’ tenure under this Agreement without cause; provided however, that GGRN will pay as severance to Hughes in lieu of notice, an amount equal to six months of Hughes’ Base Rate at the rate in effect on the termination date, plus any unpaid expense claims.  Upon termination, Hughes will have rights to any unvested benefits for a further six month period.

6.          Termination by Hughes.  Hughes may terminate his tenure and services under this Agreement for any reason provided that Hughes gives GGRN at least thirty (30) days notice in writing.  GGRN may, at its option, relieve Hughes of all duties and authority after notice of termination has been provided.

7.          Confidential Information.  Hughes shall not, either during the term of this Agreement or at any time thereafter, without specific consent in writing, disclose or reveal in any manner whatsoever to any other person, firm or corporation, nor will he use, directly or indirectly, for any purpose other than the purposes of GGRN, the private affairs of GGRN or any confidential information which he may acquire during the term of this Agreement with relation to the business and affairs of the directors and shareholders of GGRN, unless Hughes is ordered to do so by a court of competent jurisdiction or unless required by any statutory authority.

8.           Dispute Resolution.  The terms of this agreement shall be adjudicated upon in accordance with the laws of the Province of British Columbia and each of the parties hereto agree to atturn to the jurisdiction of the British Columbia courts.

9.            Fees.  Unless otherwise agreed, the prevailing party will be entitled to its costs and attorneys' fees incurred in any litigation relating to the interpretation or enforcement of this Agreement.

10.          Representation of Hughes   Hughes represents and warrants to GGRN that he is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with his performances of the covenants, services and duties provided for in this Agreement.  Hughes agrees to indemnify GGRN and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Hughes that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such commitment, arrangement or understanding.

11.          Assignability.  This Agreement and all other rights, benefits and privileges contained herein may not be assigned by Hughes. GGRN may assign its rights and obligations under this Agreement to a successor by sale, merger or liquidation, if such successor carries on the Business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation.  This Agreement is binding upon GGRN, its successors and assigns.

12.          Notices.  Any notice required or permitted to be given hereunder is sufficient if in writing and delivered by hand, by facsimile or by registered mail, to Hughes at 3523 West King Edward Avenue, Vancouver, BC, Canada, V6S 1M4 or to the Chairman of the Board of Directors of GGRN at 789 West Pender Street, Suite 1010, Vancouver, BC, Canada, V6C 1H2.

13.          Severability.  If any provision contained herein is determined to be void or unenforceable in whole or in part, it is to that extent deemed omitted.  The remaining provisions shall not be affected in any way.

14.          Waivers.  No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by the other of its obligations herein shall be deemed or construed to be a consent or waiver to or of any breach or default of the same or any other obligation of such party.  Failure on the part of any party to complain of any act or failure to act, or to declare either party in default irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights herein or of the right to then or subsequently declare a default.

15.          Governing Law.  This Agreement is subject to and governed by the laws of the Province of British Columbia, Canada.

16.          Entire Agreement.  This instrument contains the entire agreement of the parties with respect to the relationship between Hughes and GGRN and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of Hughes’ service.  This Agreement may be changed only by an agreement in writing between GGRN and Hughes.

17.          Execution in Several Counterparts.  This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly signed and executed this Agreement as of the dates shown below, to be effective January 1st, 2009.

GLOBAL GREEN SOLUTIONS INC.

By ELDEN SCHORN                     Jan. 22, 2009
     Name: Elden Schorn                        Date
     Title: Chairman and Director

By ARNOLD HUGHES                 Jan. 22, 2009
     Name: Arnold Hughes                     Date